Exhibit 10.8

AMENDMENT NO. 2 TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (“Amendment No. 2”), by and between Rite Aid Corporation, a Delaware corporation (the “Company”) and Robert G. Miller (“Executive”) is dated as of April 28, 2008 and shall be subject to and become effective on the close of business on the date (hereinafter, the “Effective Date”) of Executive’s re-election as a director at the Company’s 2008 annual general meeting (“AGM”) of stockholders (the “2008 AGM Date”).

WHEREAS, Executive and Company have previously entered into that certain Employment Agreement dated as of April 9, 2003, as supplemented by side letters dated February 12, 2002, February 10, 2004 and November 28, 2006 from Company’s counsel to Executive and as amended by Amendment No. 1 dated as of April 28, 2005 (collectively, the “Employment Agreement”);

WHEREAS, the Company desires to secure the continued services of Executive following the 2008 AGM Date; and

WHEREAS, the Board of Directors, based on the recommendation of the Nominating and Governance Committee, intends to nominate Executive to be re-elected as a director at the 2008 AGM for a three-year term through the 2011 AGM Date;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1. Defined Terms. Subject to earlier termination in accordance with the provisions of Section 4 of the Employment Agreement, as amended hereby, the terms “Employment Period” and “Extended Term” mean the period commencing on the Effective Date and ending on the later of (i) June 30, 2009 and (ii) the date one year after the 2008 AGM Date, superseding and modifying any conflicting or inconsistent provision in the Employment Agreement. Any extension of the Extended Term after such period shall be subject to mutual agreement between the Company and Executive.  All other capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Employment Agreement.

2. Amendment of Section 2-Agreement of Employment.  Nothing in the Employment Agreement as amended hereby shall affect Executive’s continued service on the Board through the 2011 AGM Date, subject to Executive’s re-election as a director on the 2008 AGM Date and Executive’s being able and willing to serve through the balance of such term. During and until the expiration or termination of the Extended Term, Executive shall not receive any annual director fees payable to non-employee directors.

3. Duties.  During the Extended Term, Executive will continue to assist management in setting strategic goals and business planning; consult with the chief executive officer and other executive officers on other matters as reasonably requested and assist with strategic decisions.  Executive shall devote such attention and time as he believes in good faith shall be reasonably necessary to carry out his duties, provided in no event shall Executive’s duties (or his travel on Company business) be inconsistent with his personal and other business activities from time-to-time, including his current full-time employment as chief executive officer of Albertson’s LLC.

4. Compensation.  From and after the 2008 AGM Date until expiration or termination of the Extended Term, Executive shall receive monthly base salary of $5,000 (pro-rated for any partial month).  Executive shall also continue to be entitled to continuation of the benefits as provided under the Employment Agreement, except as set forth in the next succeeding sentence, and continuation of the deferred compensation under the Employment Agreement.  From and after the Effective Date, Executive shall no longer receive the perquisites set forth in clauses (i), (ii) and (iv) of the second sentence of Section 3(c) of the Original Employment Agreement, as amended, but the remaining benefits under Section 3(c) of the Original Employment Agreement, as amended, shall remain in full force and effect.

5.  Employment Agreement to Remain in Effect. Except as modified by this Amendment No. 2, the Employment Agreement shall remain in full force and effect in accordance with its terms.  In the event of a conflict between the provisions of this Amendment No. 2 and the Employment Agreement, this Amendment No. 2 shall be controlling.  The provisions of Sections 10, 11, 12 and 13 of the Original Employment Agreement shall be incorporated by reference into this Amendment No 1 as if set forth herein.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to due authorization, the Company has caused this Amendment No. 2 to be executed in its name and on its behalf, all as of the date and year first above written.

RITE AID CORPORATION

By:
Robert B. Sari
Its:	Senior Vice President

Robert G. Miller